Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ASTRONICS CORPORATION
Under Section 805 of the
Business Corporation Law
1. The name of the corporation is ASTRONICS CORPORATION (the “Corporation”). The name under which the Corporation was formed is ASTRONICS LUMINESCENT, INC.
2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on December 5, 1968 (the “Certificate of Incorporation”).
3. The Certificate of Incorporation is hereby amended to increase the number of authorized shares of the Corporation from fifty-five million (55,000,000) shares, of which forty million (40,000,000) shares are classified as Common Stock, Par Value $.01 per share, and fifteen million (15,000,000) shares are classified as Class B Stock, Par Value $.01 per share; to ninety-five million (95,000,000) authorized shares of the Corporation, of which eighty million (80,000,000) shares are classified as Common Stock, Par Value $.01 per share, and fifteen million (15,000,000) shares are classified as Class B Stock, Par Value $.01 per share.
To effect such amendment, Paragraph Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“FOURTH:  The aggregate number of shares which the Corporation shall have authority to issue is ninety-five million (95,000,000) shares, consisting of eighty million (80,000,000) shares of Common Stock, Par Value $.01 per share, and fifteen million (15,000,000) shares of Class B Stock, Par Value $.01 per share.
The relative rights, preferences and limitations of each class of capital stock are to be fixed as follows:
A. Dividends
Holders of Common Stock and Class B Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of cash dividends, no dividend may be paid on the Class B Stock unless an equal or greater dividend is paid concurrently on the Common Stock, and cash dividends may be paid on the Common Stock in excess of dividends paid, or without paying dividends, on the Class B Stock. In the case of dividends or other distributions payable in stock of the Corporation, including share distributions or stock splits or divisions of stock of the Corporation, such distributions, splits or divisions shall be in the same proportion with respect to each class of stock, and the Common Stock and Class B Stock will be treated equally. A dividend or share distribution declared in shares of Common Stock will be distributed pro rata, as Common Stock, to the holders of Common Stock and Class B Stock. A dividend or share distribution declared in shares of Class B Stock will be distributed pro rata, as Class B Stock, to the holders of Common Stock and Class B Stock. In the case of any combination or reclassification of the Common Stock, the shares of Class B Stock shall also be combined or reclassified so that the relationship between the number of shares of Class B Stock and Common Stock outstanding immediately following such combination or reclassification shall be the same as the relationship between the Class B Stock and the Common Stock immediately prior to such combination or reclassification.
B. Voting
(1) At every meeting of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the Corporation.
(2) Except in connection with share distributions, stock splits and stock dividends and anti-dilutive adjustments determined by the Board of Directors for options, stock subscriptions and warrants outstanding on the date of record for the share distribution, stock split or stock dividend, the Corporation may not effect the issuance of any shares of Class B Stock unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.
(3) No shareholder shall have the right to cumulate votes in the election of directors.
(4) Except as may be otherwise required by law or the Certificate of Incorporation, the holders of Common Stock and Class B Stock shall vote together as a single class.
C. Transfer
(1) No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer the Class B Stock, except by gift, devise or bequest, by a transfer to the estate of a shareholder upon the death of such shareholder, or by a transfer of shares held in a trust to the grantor of such trust or to any person to whom or for whose benefit the principal of such trust may be distributed; and the Corporation and the transfer agent shall not register the transfer of such shares of Class B Stock, whether by sale, assignment, appointment or otherwise. Any purported transfer of shares of Class B Stock, other than a transfer of the type described above, shall be null and void and of no effect and the purported transfer by a Class B Holder will result in the immediate and automatic conversion of the shares of Class B Stock held by such Class B Holder into shares of Common Stock, on a one (1) share for one (1) share basis. The purported transferee shall have no rights as a shareholder of the Corporation and no other rights against, or with respect to, the Corporation except the right to receive shares of Common Stock upon the immediate and automatic conversion of his shares of Class B Stock into shares of Common Stock. The estate of any deceased shareholder, a transferee upon the distribution of the assets of such an estate, any transferee of the Class B Stock by gift, devise or bequest or a transferee from a trust of which such transferee was the grantor or a principal beneficiary shall hold the transferred shares of Class B Stock subject to the same restrictions on transferability as apply to all Class B Holders under this Paragraph Fourth.
(2) Shares of Class B Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Stock issued as or in connection with a share distribution, stock split or stock dividend on the Corporation’s then outstanding Common Stock or Class B Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock or Class B Stock with respect to which the shares of Class B Stock are issued. For the purposes of this Section C the term “beneficial owner(s)” of any shares of Class B Stock shall mean the person or persons who possess the power to dispose, or to direct the disposition, of such shares. Any shares of Class B Stock registered in “street” or “nominee” name may be transferred to the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend, upon proof satisfactory to the Corporation and the transfer agent that such person was in fact the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend.
(3) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section C. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may not be transferred to the pledgee without first being converted into shares of Common Stock.
(4) For purposes of this Section C:
(a) Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.
(b) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.
(c) Unless otherwise specified, the term “person” means both natural persons and legal entities.
(d) Persons participating in a thrift or employee stock purchase plan of the Corporation (or any similar or successor plans) shall be deemed to be the Class B Holders of the shares of Class B Stock allocated to their accounts pursuant to such plans.
(5) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Common Stock, on a one (1) share for one (1) share basis, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock.
D. Conversion Rights
(1) Subject to the terms and conditions of this Section D, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Stock, and at such other place or places, if any, as the Board of Directors may designate or, if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one (1) fully paid and nonassessable share of Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Class B Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that he elects so to convert said Class B Stock in accordance with the terms of this Section D, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Subject to the provision of subsection (3) of this Section D, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.
(2) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
(3) The Corporation shall not be required to convert Class B Stock, and no surrender of Class B Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Stock was surrendered.
(4) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights. All shares of Class B Stock converted into Common Stock shall be cancelled and restored to the status of authorized but unissued shares of Class B Stock.
(5) At any time when the Board of Directors and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then the outstanding shares of Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.
E. Liquidation Rights
In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock and the holders of Class B Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to shareholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section E.
F. Preemptive Rights
Subject to any conversion rights of any shares of Class B Stock, no holder of stock of the Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such consideration permitted by law as it may from time to time in its absolute discretion determine.”
4. Except for the increase in the number of authorized shares of the Corporation and the number of shares classified as Common Stock, Par Value $.01 per share, the Corporation’s Common Stock, Par Value $.01 per share, and Class B Stock, Par Value $.01 per share, will not be affected by this certificate of amendment of the Certificate of Incorporation. Immediately prior to the filing of this certificate of amendment of the Certificate of Incorporation, 26,389,950 shares of Common Stock, Par Value $.01 per share, were issued and outstanding, 3,060,138 shares of Common Stock, Par Value $.01 per share, were held as treasury shares, 10,549,912 of Common Stock, Par Value $.01 per share, were authorized for issuance but unissued, 6,069,624 shares of Class B Stock, Par Value $.01 per share, were issued and outstanding, and 8,930,376 shares of Class B Stock, Par Value $.01 per share, were authorized for issuance but unissued. Immediately after the filing of this certificate of the Certificate of Incorporation, 26,389,950 shares of Common Stock, Par Value $.01 per share, were issued and outstanding, 3,060,138 shares of Common Stock, Par Value $.01 per share, were held as treasury shares, 50,549,912 shares of Common Stock, Par Value $.01 per share, were authorized for issuance but unissued, 6,069,624 shares of Class B Stock, Par Value $.01 per share, were issued and outstanding, and 8,930,376 shares of Class B Stock, Par Value $.01 per share, were authorized for issuance but unissued.
5. The foregoing amendment of the Certificate of Incorporation was authorized by the Board of Directors of the Corporation followed by approval of a majority of all outstanding shares of the Corporation entitled to vote thereon at a meeting of shareholders held on May 23, 2023.
[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of May 23, 2023.

                                    ASTRONICS CORPORATION

                                    /s/ David C. Burney
                                    Name: David C. Burney
                                    Title: Executive Vice President- Finance

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